Exhibit 99.1

Investor Contacts:	Press Contact:

Corinne Pankovcin, Chief Financial Officer	Brian Beades
212.810.5798	212.810.5596
Aaron Kless, Investor Relations
212.810.3766

BlackRock Capital Investment Corporation Declares Regular Quarterly Distribution of

$0.21 per Share, Announces June 30, 2015 Quarterly Financial Results

New York, New York, July 29, 2015 - BlackRock Capital Investment Corporation (NASDAQ:BKCC) (“BlackRock Capital Investment” or the “Company,” “we,” “us” or “our”) announced today that its Board of Directors has declared a quarterly distribution of $0.21 per share, payable on October 2, 2015 to stockholders of record as of September 18, 2015.

“In the first full quarter under BlackRock’s management, we have made significant strides towards achieving our key strategic objectives of monetizing our equity investments, strengthening our distribution paying capacity by growing NII and maximizing the total return to our client-shareholders via prudent capital allocation,” commented Steven F. Sterling, Chairman and CEO of BlackRock Capital Investment Corporation.

“We achieved our stated goal of monetizing the majority of our non-earning equity investments, reducing them to 9.8% of our portfolio. Our $0.23 run rate NII per share, as adjusted, excluding any fee income, is in excess of our stated distribution of $0.21 per share, resulting in dividend coverage of 109%. Our net leverage is 0.33x, affording us flexibility with respect to deployment of client-shareholder capital. The earnings power of our investment portfolio and low leverage puts us in an excellent position for the second half of 2015 and beyond as we continue to focus on net investment income growth, ensuring quality coverage of our distribution and continuing to raise the ROE of the business.

“In addition, our Board has amended our share repurchase program by increasing the amount of shares authorized for repurchase by approximately 40%, to a total of 4 million shares, until the earlier of June 30, 2016 or such time that all of the authorized shares have been repurchased. The increased share repurchase program is an important part of our approach to capital allocation and we believe it affords us the ability to create value for our client-shareholders and provide support for our equity over the long-term.”

Financial Highlights

	Q2 15		Q1 15		Q2 14
	Total	Per	Total	Per	Total	Per
($’s in millions)	Amount	Share	Amount	Share	Amount	Share

Net investment income	$18.2	$0.24	$14.6	$0.20	$16.4	$0.22
Basic earnings per share (“EPS”)	$14.7	$0.20	$22.7	$0.30	$30.9	$0.41
Net realized and unrealized (losses)/gains	$(3.5)	$(0.05)	$8.0	$0.11	$14.4	$0.19
Distributions declared	$15.7	$0.21	$15.7	$0.21	$15.6	$0.21

Net investment income, as adjusted[1]	$16.8	$0.23	$15.7	$0.21	$16.8	$0.23
Basic EPS, as adjusted[1]	$13.3	$0.18	$23.7	$0.32	$31.3	$0.42

	As of	As of	As of	As of
	June 30,	March 31,	December 31,	June 30,
($’s in millions)	2015	2015	2014	2014

Total assets	$1,174.3	$1,318.9	$1,302.1	$1,131.0
Investment portfolio, at fair value	$1,085.1	$1,235.6	$1,257.7	$1,019.4
Debt outstanding	$304.3	$472.3	$448.2	$329.1
Total net assets	$789.8	$789.9	$782.0	$729.0
Net asset value per share	$10.56	$10.58	$10.49	$9.79
Net leverage ratio[2]	0.33x	0.53x	0.55x	0.34x

[1]	Non-GAAP basis financial measure. See Supplemental Information on page 7.
[2]	Calculated less available cash and receivable for investments sold, plus payable for investments purchased.

Highlight Transactions

•	We sold our largest equity investment, Penton Business Media Holdings, LLC, the largest independent business-to-business communications company in the United States. Our equity ownership generated net proceeds of $70.2 million and resulted in a $61.1 million realized gain.

•	We exercised all tranches of our Oportun Financial Corporation (“Progreso”) warrants and subsequently sold our entire common and preferred stock holdings for aggregate proceeds of $30.7 million resulting in a realized gain of $18.4 million. Progreso is a financial services company targeting the under-banked Hispanic community through more than 160 locations across five states.

•	We sold our entire investment in the common stock of USI Senior Holdings, Inc. (“USI”), the largest independent insulation subcontractor in the U.S. Our sale generated net proceeds of $60.0 million resulting in a $51.0 million realized gain. We are also entitled to future value on our prior common stock holdings upon a sale of USI within a certain time frame and price range. Furthermore, we continue to hold our preferred equity stake.

•	We finalized the restructuring of MBS Group Holdings, Inc. (“MBS”) (an investment made through its affiliate, WBS Group LLC), which realigned the capital structure of the company with its earnings power. Our combined $52.3 million par of first and second lien debt with a blended coupon of 10.0% and a prior quarter mark of $47.0 million was converted into $40.0 million of first lien debt with a 9.0% cash coupon. Furthermore, our 100% common equity was valued at $3.9 million at quarter end. The result was a net realized and unrealized loss of $7.0 million, and a restructured balance sheet that is expected to facilitate some principal paydown due to the reduced interest burden.

Recent Developments

•	On July 28, 2015, our Board amended our share repurchase program by increasing the amount of shares authorized to be repurchased by approximately 40%, to a total of 4 million shares, until the earlier of June 30, 2016 or such time that all of the authorized shares have been repurchased.

Portfolio and Investment Activity

($’s in millions)

	Three months ended June 30, 2015	Three months Ended March 31, 2015	Three months ended June 30, 2014
Commitments	$90.3	$46.3	$90.5
Investment exits	238.3	74.9	192.5
Number of portfolio company investments at the end of period	42	45	44
Weighted average yield of debt and income producing equity securities, at cost	11.5%	11.5%	11.9%
% of Portfolio invested in Secured debt, at fair market value	71%	63%	61%
% of Portfolio invested in Unsecured debt, at fair market value	19%	16%	20%
% of Portfolio invested in Equity, at fair market value	10%	21%	19%
Average investment by portfolio company, at amortized cost (excluding investments below $5.0 million)	$32.4	$30.5	$25.8

*	balance sheet amounts above are as of period end

•	Sales, repayments and other exits of investments during the quarter totaled $238.3 million. The aforementioned equity sales were exited at a combined level that represented a 3.6% discount to their prior quarter’s marks in aggregate, and resulted in $130.5 million of realized gains. Taken in conjunction with our two equity exits during the first quarter, we were able to exit these five equity investments at a combined level that represented a 2.2% discount to their respective prior quarter’s marks in aggregate, while generating $144.7 million of realized gains. Excluding equity sales proceeds and the impact of the MBS restructuring, during the quarter we had $33.7 million in portfolio repayments. Compared to $47.0 million in new investments during the quarter, we had a $13.3 million net increase in our overall income producing portfolio.

•	As a result of the equity sales, the portion of our portfolio invested in equity securities declined during the quarter from 20.7% to 9.8%, the lowest level in over five years. Our portfolio composition of senior secured loans increased 8% to 63% during the quarter, and 11% over the last twelve months from 52% at June 30, 2014, resulting in a 40 basis point decrease in our total portfolio yield over the respective period ends. The portion of our portfolio invested in senior secured notes remained unchanged at 8%. Unsecured or subordinated debt securities increased 3% to 19% during the quarter as a result of the decrease in the size of our overall portfolio primarily from the equity sales.

•	We continue to have no investments on non-accrual, and our net asset value per share for both quarters of 2015 is at the highest level it has been in approximately seven years. Our average investment rating was relatively unchanged at 1.31 as compared to 1.32 for the prior quarter, as we believe the overall credit quality of our portfolio continues to remain strong. We are pleased that we were able to successfully exit three more equity positions during the quarter at rates of return that were accretive to our overall portfolio returns.

•	Net unrealized appreciation decreased $121.8 million during the current quarter, bringing total balance sheet unrealized depreciation to $1.8 million. The decrease consisted of $133.3 million of primarily reversals of unrealized appreciation due to investment dispositions during the quarter, partially offset by $11.5 million of continued net appreciation in our existing portfolio. Taken in conjunction with $118.3 million of realized gains during the period, our net realized and unrealized losses of $3.5 million, which includes the effect of the MBS restructuring, was a contributing factor to our $0.02 per share net asset value decline during the quarter to $10.56 per share at June 30, 2015.

•	Fee income earned on capital structuring, commitment, administration and amendments, as well as prepayment penalties during the current quarter totaled $1.9 million, representing a $1.7 million increase over the $0.2 million of fee income earned last quarter. Both debt repayments this quarter were accompanied by a prepayment fee accounting for $1.2 million of the $1.9 million total. Excluding fee income, our investment income increased over 10% year over year, from $27.9 million during this quarter last year, to $30.9 million during the current quarter.

•	There was a $0.3 million reversal to the accrual for incentive management fees based on gains during the quarter, driven by a $3.4 million decrease in net realized and unrealized gains for the twelve month measurement period ending June 30, as measured against a net $144.5 million as of last quarter end. A hypothetical liquidation is performed each quarter end resulting in an additional accrual if the amount is positive or a reversal to the existing accrual if the amount is negative; however, the resulting fee accrual is not due and payable until June 30, if at all. Taken in conjunction with $21.4 million of gross unrealized depreciation on a security by security basis over the same measurement period, $24.0 million of incentive management fees based on gains is earned and due at this time. Furthermore, while no incentive management fees based on income were earned and payable during the quarter, pro-forma incentive management fees earned were $1.1 million, had they been accrued ratably throughout the year.

•	As compared to the full year 2014 weighted average, our six month 2015 weighted average cost of debt decreased 26 basis points to 4.96%. Our average debt outstanding increased from $410.0 million to $449.3 million, resulting in a 1.3% increase in total borrowing costs for the current quarter as compared to last year’s quarterly average.

•	Our net investment income, as adjusted, was $16.8 million, or $0.23 per share, relative to distributions declared of $0.21 per share, resulting in net investment income dividend coverage of 107% for the quarter. Realized gains during the quarter provided another $1.58 per share of earnings with no accompanying distribution requirement, resulting in $1.81 per share of combined net investment income and realized gains. We continue to redeploy proceeds from equity sales into income producing assets and as of quarter end our run rate net investment income, as adjusted, excluding any fee income, is approximately $17.1 million, or $0.23 per share, resulting in net investment income dividend coverage of 109%.

•	Tax characteristics of all 2014 distributions were reported to stockholders on Form 1099 after the end of the calendar year. Our 2014 tax distributions of $0.94 per share were comprised of ordinary income of $0.68 per share and a $0.26 per share return of capital, bringing our return of capital distributions since inception to $1.96 per share. At our discretion, we may carry forward taxable income in excess of calendar year distributions and pay a 4% excise tax on this income. We will accrue excise tax on estimated undistributed taxable income as required. There was no undistributed taxable income carried forward from 2014. For more information on our GAAP distributions, please refer to the Section 19 Notice that will be posted within the Distribution History section of our website.

Liquidity and Capital Resources

•	At June 30, 2015, we had approximately $55.6 million in cash and cash equivalents, $304.3 million in debt outstanding and, subject to leverage and borrowing base restrictions, $455.4 million of net cash and availability under our amended and restated revolving credit facility, which matures in March 2019. Our net leverage, adjusted for available cash, receivables for investments sold and payables for investments purchased, stood at 0.33 times at quarter end, providing us with available debt capacity under our asset coverage requirements of $477.7 million, and $399.8 million available under our senior secured, revolving credit facility. Relative to our $1.1 billion investment portfolio at fair value at June 30, 2015, we continue to have sufficient debt capacity to deploy in attractive investment opportunities.

•	Since inception of our share repurchase program through June 30, 2015, we have purchased 1,758,615 shares of our common stock on the open market for $12.3 million, including brokerage commissions. At June 30, 2015, the total amount of remaining shares authorized for repurchase was 2,867,434, until the earlier of June 30, 2016 or such date that all of the authorized shares have been repurchased. On July 28, 2015, our Board amended the share repurchase program by increasing the amount of shares authorized to be repurchased to a total of 4 million shares, until the earlier of June 30, 2016 or such time that all of the authorized shares have been repurchased.

•	At June 30, 2015, we were in compliance with regulatory coverage requirements with an asset coverage ratio of 353% and were in compliance with all financial covenants under our debt agreements. In the near term, we expect to meet our liquidity needs through use of all or part of the remaining availability under our credit facility, continued cash flows from operations, and through periodic add-on equity and debt offerings, as needed. The primary use of funds is expected to be investments in portfolio companies, repayment of future debt maturities and other general corporate purposes.

Conference Call

BlackRock Capital Investment will host a webcast/teleconference at 10:00 a.m. (Eastern Time) on Thursday, July 30, 2015 to discuss its second quarter 2015 financial results. All interested parties are welcome to participate. You can access the teleconference by dialing, from the United States, (800) 374-0176, or from outside the United States, (706) 679-3431, shortly before 10:00 a.m. and referencing the BlackRock Capital Investment Conference Call (ID Number 66535741). A live, listen-only webcast will also be available via the investor relations section of www.blackrockbkcc.com. Both the teleconference and webcast will be available for replay by 1:00 p.m. on Thursday, July 30, 2015 and ending at noon on Friday, August 7, 2015. To access the replay of the teleconference, callers from the United States should dial (855) 859-2056 and callers from outside the United States should dial (404) 537-3406 and enter the Conference ID Number 66535741.

Prior to the webcast/teleconference, an investor presentation that complements the earnings conference call will be posted to BlackRock Capital Investment’s website within the presentations section of the investor relations page (http://www.blackrockbkcc.com/InvestorRelations/Presentations/index.htm).

BlackRock Capital Investment Corporation

Consolidated Statements of Assets and Liabilities

(Unaudited)

	June 30, 2015	December 31, 2014
Assets
Investments at fair value:
Non-controlled, non-affiliated investments (cost of $808,092,836 and $813,962,545)	$807,259,787	$832,237,704
Non-controlled, affiliated investments (cost of $60,776,955 and $91,936,084)	63,137,200	211,155,607
Controlled investments (cost of $216,576,337 and $228,402,329)	214,742,150	214,323,427

Total investments at fair value (cost of $1,085,446,128 and $1,134,300,958)	1,085,139,137	1,257,716,738
Cash and cash equivalents	55,614,803	10,326,174
Receivable for investments sold	10,134,292	10,360,202
Interest receivable	14,804,881	13,419,032
Prepaid expenses and other assets	8,593,783	10,233,677

Total Assets	$1,174,286,896	$1,302,055,823

Liabilities
Payable for investments purchased	$19,200,000	$—
Debt	304,349,775	448,227,689
Interest payable	7,562,985	7,918,429
Distributions payable	15,702,954	15,655,007
Base management fees payable	6,536,268	5,749,219
Incentive management fees payable	28,218,895	37,507,592
Accrued administrative services	480,000	241,500
Other accrued expenses and payables	2,402,910	4,797,219

Total Liabilities	384,453,787	520,096,655

Net Assets
Common stock, par value $.001 per share, 200,000,000 common shares authorized, 76,534,581 and 76,306,237 issued and 74,775,966 and 74,547,622 outstanding	76,535	76,306
Paid-in capital in excess of par	881,824,156	879,959,915
Distributions in excess of taxable net investment income	(14,198,590)	(15,675,925)
Accumulated net realized loss	(63,768,478)	(190,427,433)
Net unrealized appreciation (depreciation)	(1,816,529)	120,310,290
Treasury stock at cost, 1,758,615 and 1,758,615 shares held	(12,283,985)	(12,283,985)

Total Net Assets	789,833,109	781,959,168

Total Liabilities and Net Assets	$1,174,286,896	$1,302,055,823

Net Asset Value Per Share	$10.56	$10.49

BlackRock Capital Investment Corporation Consolidated Statements of Operations (Unaudited)	Three months ended June 30, 2015	Three months ended June 30, 2014	Six months ended June 30, 2015	Six months ended June 30, 2014
Investment Income:
Interest income:
Non-controlled, non-affiliated investments	$23,398,679	$23,223,780	$46,724,535	$47,311,844
Non-controlled, affiliated investments	1,443,669	1,107,545	3,022,237	2,209,557
Controlled investments	4,642,976	2,972,879	9,331,506	5,880,095

Total interest income	29,485,324	27,304,204	59,078,278	55,401,496
Fee income:
Non-controlled, non-affiliated investments	1,889,806	5,789,805	1,963,533	6,597,305
Non-controlled, affiliated investments	—	—	—	—
Controlled investments	25,000	100,000	175,683	200,000

Total fee income	1,914,806	5,889,805	2,139,216	6,797,305

Dividend income:
Non-controlled, non-affiliated investments	200,135	37,183	401,747	71,858
Non-controlled, affiliated investments	407,162	530,567	809,841	1,057,978
Controlled investments	760,234	—	1,257,991	—

Total dividend income	1,367,531	567,750	2,469,579	1,129,836

Total investment income	32,767,661	33,761,759	63,687,073	63,328,637

Expenses:
Base management fees	6,536,268	6,109,949	12,906,898	12,270,568
Interest and credit facility fees	5,688,759	5,614,533	11,546,379	11,615,741
Incentive management fees	(342,635)	2,968,924	1,035,272	6,428,789
Professional fees	701,011	372,763	1,139,652	1,100,364
Amortization of debt issuance costs	519,062	519,071	1,032,419	1,063,670
Administrative services	385,054	131,667	1,116,751	287,127
Investment advisor expenses	202,306	576,468	404,613	1,109,274
Director fees	163,000	163,000	336,500	336,500
Other	676,929	874,059	1,307,105	1,591,084

Total expenses	14,529,754	17,330,434	30,825,589	35,803,117

Net Investment Income	18,237,907	16,431,325	32,861,484	27,525,520

Realized and Unrealized Gain (Loss):
Net realized gain (loss):
Non-controlled, non-affiliated investments	18,424,703	565,806	23,862,553	34,393,051
Non-controlled, affiliated investments	112,094,498	—	121,381,408	—
Controlled investments	(12,207,105)	48,430,920	(18,585,006)	48,430,920

Net realized gain (loss)	118,312,096	48,996,726	126,658,955	82,823,971

Net change in unrealized appreciation or depreciation on:
Non-controlled, non-affiliated investments	(18,516,464)	2,040,958	(16,968,893)	(23,299,061)
Non-controlled, affiliated investments	(112,665,204)	11,583,803	(116,859,278)	14,258,952
Controlled investments	9,247,246	(48,458,889)	12,244,715	(47,493,238)
Foreign currency translation	122,420	273,127	(543,363)	(32,575)

Net change in unrealized appreciation or depreciation	(121,812,002)	(34,561,001)	(122,126,819)	(56,565,922)

Net realized and unrealized gain (loss)	(3,499,906)	14,435,725	4,532,136	26,258,049

Net Increase in Net Assets Resulting from Operations	$14,738,001	$30,867,050	$37,393,620	$53,783,569

Net Investment Income Per Share
Basic	$0.24	$0.22	$0.44	$0.37

Diluted	$0.24	$0.21	$0.43	$0.36

Earnings Per Share
Basic	$0.20	$0.41	$0.50	$0.72

Diluted	$0.19	$0.39	$0.48	$0.68

Weighted-Average Shares Outstanding
Basic	74,773,688	74,534,449	74,719,150	74,526,045

Diluted	84,670,416	84,431,176	84,615,878	84,422,772

Distributions Declared Per Share	$0.21	$0.21	$0.42	$0.47

The Company reports its financial results on a GAAP basis; however, management believes that evaluating the Company’s ongoing operating results may be enhanced if investors have additional non-GAAP basis financial measures. Management reviews non-GAAP financial measures to assess ongoing operations and, for the reasons described below, considers them to be effective indicators, for both management and investors, of the Company’s financial performance over time. The Company’s management does not advocate that investors consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.

The Company records its liability for incentive management fees based on income as it becomes legally obligated to pay them, based on a hypothetical liquidation at the end of each reporting period. The Company’s obligation to pay incentive management fees with respect to any fiscal quarter is based on a formula that reflects the Company’s results over a trailing four-fiscal quarter period ending with the current fiscal quarter. The Company is legally obligated to pay the amount resulting from the formula less any cash payments of incentive management fees during the prior three quarters. The formula’s requirement to reduce the incentive management fee by amounts paid with respect to such fees in the prior three quarters has caused the Company’s incentive management fee expense to become, and currently is expected to be, concentrated in the fourth quarter of each year. Management believes that reflecting incentive management fees throughout the year, as the related investment income is earned, is an effective measure of the Company’s profitability and financial performance that facilitates comparison of current results with historical results and with those of the Company’s peers. The Company’s “as adjusted” results reflect incentive management fees based on the formula the Company utilizes for each trailing four-fiscal quarter period, with the formula applied to the current quarter’s incremental earnings and without any reduction for incentive management fees paid during the prior three quarters. The resulting amount represents an upper limit of each quarter’s incremental incentive management fees that the Company may become legally obligated to pay at the end of the year. Prior year amounts are estimated in the same manner. These estimates represent upper limits because, in any calendar year, subsequent quarters’ investment underperformance could reduce the incentive management fees payable by the Company with respect to prior quarters’ operating results. Similarly, the Company records its liability for incentive management fees based on capital gains by performing a hypothetical liquidation at the end of each reporting period. The accrual of this hypothetical capital gains incentive management fee is required by GAAP, but it should be noted that a fee so calculated and accrued is not due and payable until the end of the measurement period, or every June 30. The incremental incentive management fees disclosed for a given period are not necessarily indicative of actual full year results. Changes in the economic environment, financial markets and other parameters used in determining such estimates could cause actual results to differ and such differences could be material. For a more detailed description of the Company’s incentive management fee, please refer to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 on file with the Securities and Exchange Commission (“SEC”).

Computations for the periods below are derived from the Company’s financial statements as follows:

	Three months ended June 30, 2015	Three months ended June 30, 2014	Six months ended June 30, 2015	Six months ended June 30, 2014
GAAP Basis:
Net Investment Income	$18,237,907	$16,431,325	$32,861,484	$27,525,520
Net Investment Income per share	0.24	0.22	0.44	0.37
Addback: GAAP incentive management fee expense based on Gains	(342,635)	2,968,924	1,024,211	6,428,789
Addback: GAAP incentive management fee expense based on Income	—	—	11,061	—
Pre-Incentive Fee[3]:
Net Investment Income	$17,895,272	$19,400,249	$33,896,756	$33,954,309
Net Investment Income per share	0.24	0.26	0.45	0.46
Less: Incremental incentive management fee expense based on Income	1,070,228	2,576,791	1,358,496	2,853,998
As Adjusted[4]:
Net Investment Income	$16,825,044	$16,823,458	$32,538,260	$31,100,311
Net Investment Income per share	0.23	0.23	0.44	0.42

[3]	Pre-Incentive Fee: Amounts are adjusted to remove all incentive management fees. Such fees are calculated but not necessarily due and payable at this time.
[4]	As Adjusted: Amounts are adjusted to remove the incentive management fee expense based on gains, as required by GAAP, and to include only the incremental incentive management fee expense based on Income. The incremental incentive management fee is calculated based on the current quarter’s incremental earnings, and without any reduction for incentive management fees paid during the prior calendar quarters. Amounts reflect the Company’s ongoing operating results and reflect the Company’s financial performance over time.

About BlackRock Capital Investment Corporation

BlackRock Capital Investment Corporation is a business development company that provides debt and equity capital to middle-market companies.

The Company’s investment objective is to generate both current income and capital appreciation through debt and equity investments. The Company invests primarily in middle-market companies in the form of senior and junior secured and unsecured debt securities and loans, each of which may include an equity component, and by making direct preferred, common and other equity investments in such companies.

Forward-looking statements

This press release, and other statements that BlackRock Capital Investment may make, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to BlackRock Capital Investment’s future financial or business performance, strategies or expectations. Forward-looking statements are typically identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or similar expressions.

BlackRock Capital Investment cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which may change over time. Forward-looking statements speak only as of the date they are made, and BlackRock Capital Investment assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

In addition to factors previously disclosed in BlackRock Capital Investment’s SEC reports and those identified elsewhere in this press release, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: (1) our future operating results; (2) our business prospects and the prospects of our portfolio companies; (3) the impact of investments that we expect to make; (4) our contractual arrangements and relationships with third parties; (5) the dependence of our future success on the general economy and its impact on the industries in which we invest; (6) the ability of our portfolio companies to achieve their objectives; (7) our expected financings and investments; (8) the adequacy of our cash resources and working capital, including our ability to obtain continued financing on favorable terms; (9) the timing of cash flows, if any, from the operations of our portfolio companies; (10) the impact of increased competition; (11) the ability of our investment advisor to locate suitable investments for us and to monitor and administer our investments; (12) potential conflicts of interest in the allocation of opportunities between us and other investment funds managed by our investment advisor or its affiliates; (13) the ability of our investment advisor to attract and retain highly talented professionals; (14) fluctuations in foreign currency exchange rates; and (15) the impact of changes to tax legislation and, generally, our tax position.

BlackRock Capital Investment’s Annual Report on Form 10-K for the year ended December 31, 2014 filed with the SEC identifies additional factors that can affect forward-looking statements.

Available Information

BlackRock Capital Investment’s filings with the SEC, press releases, earnings releases and other financial information are available on its website at www.blackrockbkcc.com. The information contained on our website is not a part of this press release.

# # #